UNITED STATES
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WASHINGTON, D.C. 20549
SCHEDULE 14A
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MYERS INDUSTRIES, INC.
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April 20, 2009
Dear Fellow Shareholder:
The Myers Industries Board of Directors strongly urges all shareholders to vote in favor of your Board’s nominees for election and all other proposals recommended by your Board at the upcoming Annual Meeting of Shareholders, to be held on April 30, 2009. Please vote TODAY – by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.
Over the past three years, your Board and management team have successfully pursued a strategic transformation of the Company and shaped a business strategy that has consistently focused on creating shareholder value, as discussed in more detail below. We have also maintained open, transparent and consistent communications with our shareholders and adhered to best practices in corporate governance.
Accordingly, we are disappointed and puzzled by GAMCO Asset Management, Inc. and its announced intention to proceed with a costly, distracting and disruptive proxy contest to elect its own slate of four directors. While GAMCO claims that it has a “different view concerning the Company’s allocation of cash flow,” it has failed to offer any strategic plan and has failed to communicate with management or your Board regarding any of its specific concerns. We urge you to discard any blue proxy card you may receive from GAMCO.
YOUR STRONG, INDEPENDENT AND COMMITTED BOARD
CONTINUES TO FOCUS ON CREATING SHAREHOLDER VALUE
Let us reiterate why your Board believes its nominees are best suited to represent your interests as a shareholder:
➢	Strong, Independent and Committed Board. Your Board, as currently constituted, consists of highly qualified members who understand the Company’s diverse businesses and are resolutely committed to acting in the best interests of all shareholders to build long-term shareholder value. They are stewarding a strategic growth plan to guide the business through this unprecedented economic environment while continuing to deliver profitable results, positioning the Company to emerge even stronger in an economic rebound and focusing on long-term value creation. Seven of the nine directors are independent, and its members provide a broad range of expertise in polymers, operations, manufacturing, distribution, finance and marketing. To continually enhance the Board’s structure, the Corporate Governance and Nominating Committee considers any and all shareholder nominations of director candidates, and also identifies candidates through its own national search process with the assistance of a leading executive search firm. All potential nominees are carefully vetted by the Committee to ensure our commitment to the highest fiduciary standards on behalf of our shareholders. When we received GAMCO’s letter, we invited the proposed nominees to be vetted by the Committee; GAMCO declined to participate in our vetting process and refused to submit its nominees to such scrutiny.

➢	Disciplined and Results-Driven Strategic Focus. Your Board and management team remain keenly focused on the Company’s disciplined operating strategy – the “Strategic Business Evolution” – that is designed to position Myers Industries for sustainable, profitable growth and to fuel higher levels of value and returns for all shareholders. This strategy, which is clearly defined and communicated, is delivering results through evolution and transformation across the Company’s businesses. This includes optimizing our cost structure, maintaining strong cash flow and balance sheet readiness, divesting businesses that do not fit within our long-term goals, developing growth opportunities in both new and existing markets, and more. By consistently executing this strategy, we have positioned the Company’s brands as leaders in their respective markets, with a loyal and diverse yet targeted customer base. GAMCO, in its limited communications, has not put forth any
1293 South Main Street • Akron, Ohio 44301
NYSE / MYE

substantive recommendations for changes in operating strategy or focus, nor detailed how such changes would benefit shareholders.

➢	Solid Results and Performance. As a direct result of our business strategy and transformation actions over the past three years, Myers Industries is better equipped to mitigate the effects of the global economic crisis and to weather future challenges. During the past year, for example, our actions produced solid operating results in a very difficult operating environment, including cash flow from operations of approximately $60 million. We also paid $18 million in quarterly dividends, including a special dividend, and invested approximately $41 million in capital expenditures – reflecting opportunistic investment in technology required to fuel new product development and future productivity savings. The Company’s financial position remains solid, with a strong balance sheet and ample financial liquidity to pursue its strategic plan and enhance shareholder value, as evidenced by the solid first-quarter earnings reported on April 16.

➢	Shareholder Value Creation. The Company has produced solid results and performance and has consistently and steadily increased its quarterly dividend payments. This includes a 14% increase in the regular quarterly dividend in 2008, now $0.06 per share, as well as a transaction-related $0.28 per share special dividend paid last year.
PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY
In addition to requesting your support for the Board’s nominees, we urge you to vote FOR the other proposals as well – the ratification of KPMG LLP as our independent auditors (Proposal 2), the adoption of the 2008 Incentive Stock Plan (Proposal 3) and an amendment to our Code of Regulations (Proposal 4).
We firmly believe that Proposal 3 will assist in attracting and retaining key employees and directors, and further align their incentives with the Company’s long-term growth and profitability objectives. Proposal 4 would provide the board with greater flexibility in making changes to our Code of Regulations, to the extent permitted by Ohio law, while protecting your rights as a shareholder.
Both management and the Board are confident that we are taking the decisive actions and driving the strategic course necessary to ensure the Company’s long-term health and best serve your interests.
We strongly believe that approval of your Board’s nominees and approval of the other proposals recommended by your Board are crucial to the continued success of Myers Industries, and we ask for your continued support. Please vote TODAY by telephone, by Internet or by signing, dating and returning the WHITE proxy card.
Respectfully,
YOUR BOARD OF DIRECTORS
Myers Industries, Inc.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Blue proxy card that GAMCO Asset Management Inc. may send you.